POLICY Adopted: January 3, 2017 Revised: November 1, 2023 Page 1 of 10 Securities Trading and Disclosure Policy I. Scope: This policy sets forth trading and disclosure guidelines applicable to JELD-WEN Holding, Inc., all of its subsidiaries and controlled affiliates and their respective officers, directors and employees (collectively, the “Company” or “JELD-WEN”), and addresses the following matters: • insider trading and the use of material non-public information; • restrictions on trading in Company securities for designated individuals, including blackout periods and pre-clearance trading procedures; • prohibitions on hedging or pledging Company securities for designated individuals; and • compliance with Regulation Fair Disclosure (“Regulation FD”) promulgated by the U.S. Securities and Exchange Commission (“SEC”). Other Company policies place additional requirements on the confidentiality of Company information. This document does not replace those policies. II. Definitions: A. “Designated Persons” include the following: 1. Section 16 Officers and members of the Board of Directors of JELD-WEN Holding, Inc. (“JELD-WEN Directors”), and their administrative assistants; 2. all persons who assist in the preparation of, receive or have access to, the Company’s: i. consolidated and operating segments financial results; ii. liquidity or long-term forecasts; iii. drafts of quarterly and annual filings with the SEC; iv. drafts of quarterly and annual earnings releases; or v. drafts of presentations to debt and equity securities analysts; and 3. any other person that the General Counsel designates from time to time to be a Designated Person for purposes of this policy, such as contractors or consultants who have access to material non-public information. B. “Immediate Family” means your spouse, parents (including step-parents), children (including step-children), siblings, mothers- and fathers-in-law, sons- and daughters- in-law and brothers- and sisters-in-law and any other individual (other than a tenant or employee) who shares your home and any other relative who might control or influence you. Exhibit 19.1

Adopted: January 3, 2017 Revised: November 1, 2023 Page 2 of 10 C. “Insiders” include Designated Persons as well as any other person who has material non-public information about the Company. D. Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information to be important in deciding whether to buy, sell or hold securities. Any information that could reasonably be expected to have a substantial effect on the Company’s stock price, whether it is positive or negative, is considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. Enforcement authorities often evaluate materiality with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily are regarded as material include: 1. Consolidated and operating segments financial results and forecasts, including earnings or losses and liquidity; 2. a pending or proposed investment, joint venture, merger, acquisition, disposition or tender offer; 3. significant related party transactions; 4. significant events concerning the Company’s assets; 5. a change in dividend policy, the declaration of a stock split, an offering of additional securities or the establishment of a repurchase program for Company securities; 6. bank borrowings or other financing transactions out of the ordinary course; 7. a significant change in the Company’s pricing or cost structure; 8. a senior management change; 9. a change in auditors; 10. pending or threatened significant litigation, or the resolution of any such litigation; 11. the existence of severe liquidity problems; 12. a significant cybersecurity incident; and 13. the gain or loss of a significant customer or supplier. E. Information is “non-public” when it is not generally available to the investing public. Information is public if it is generally available through the media via a press release or disclosed in public documents such as filings with the SEC. If the information is not

Adopted: January 3, 2017 Revised: November 1, 2023 Page 3 of 10 available in the general media or in a public filing, you should consider it to be non- public. F. “Section 16 Officers” means the officers of the Company who are subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). G. “Securities” of the Company include any securities of the Company or its subsidiaries, including common stock, preferred stock, restricted stock, share units, options, warrants, convertible debentures, derivative securities (such as publicly traded options, including puts and calls), and debt securities. H. “Trading” (or “trade”) includes buying or selling (long or short) securities; writing options, puts or calls; pledging securities; exercising options or converting convertible securities; making an election to purchase or transfer under any employee stock purchase plan or dividend reinvestment plan, or deciding to invest in or divest of Company securities in 401(k), IRA, ESOP, KSOP, or other retirement accounts. I. “You” includes any Insider and any entity (e.g., partnership, trust, etc.) that an Insider has majority control of or the ability to direct investments. III. Policy: PROHIBITION ON TRADING ON MATERIAL NON-PUBLIC INFORMATION U.S. federal laws and the laws of most jurisdictions establish strict guidelines regarding the use of material non-public information. It is illegal to buy or sell a security of a publicly traded company on the basis of material non-public information relating to those companies. This practice is often referred to as “insider trading.” It is also illegal to “tip” others about insider information – meaning to pass material non-public information on to others or recommend to anyone the purchase or sale of any securities on the basis of material non-public information. The SEC and the United States Department of Justice (as well as authorities in other countries) pursue vigorously both insider trading and “tipping” violations. U.S. federal securities laws discourage insider trading by providing a wide range of potential punishments. In addition to requiring the return of profits gained or losses avoided, the SEC may impose a penalty of up to three times the unlawful windfall in a particular case. In addition, the government may impose a criminal fine of up to five million dollars ($5,000,000) for an individual (and up to twenty-five million dollars ($25,000,000) for corporations or other

Adopted: January 3, 2017 Revised: November 1, 2023 Page 4 of 10 legal entities) or twenty (20) years imprisonment. The government may hold employers liable if they know, or recklessly disregard, employee conduct leading to an insider trading violation. Under these circumstances, employers may face treble damages and exposure to plaintiffs with an ability to claim enhanced private remedies. A Company employee who trades on material non-public information cannot expect the Company to protect his or her interests. Accordingly, the Company’s policy is that no one with knowledge of material non-public information regarding the Company may: • purchase, sell, or otherwise transact in any Company securities; • other than as necessary to conduct Company business, disclose such material non-public information to anyone, even within the Company; or • advise, recommend or suggest to anyone that they purchase, sell, hold or exchange any Company securities based on material non-public information. Generally, trading in the Company’s securities is prohibited until forty-eight (48) hours following the public disclosure of material non-public information. If you are uncertain as to whether information is material or non-public, you should consult your manager or the General Counsel. This policy also precludes you from trading in the securities of another publicly traded company with which the Company does business, including a customer or supplier of JELD- WEN, if you are in possession of material non-public information about that other company. RESTRICTIONS ON TRADING IN THE COMPANY’S SECURITIES To ensure compliance with this policy and applicable U.S. federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company places certain restrictions upon trading in the Company’s securities generally or by specific individuals. A. Trading by Immediate Family. Even if your Immediate Family trades independently of you in a legal transaction without the benefit of material non-public information, government authorities will judge your and their actions in hindsight. Accordingly, you should advise your Immediate Family to abide by the same trading restrictions imposed upon you under this policy and you should exercise caution not to provide your Immediate Family with material non-public information or suggest that they trade in Company securities on your recommendation. Defense costs for you and/or your Immediate Family often exceed any gain that most people would have otherwise derived from trading in the Company’s securities.

Adopted: January 3, 2017 Revised: November 1, 2023 Page 5 of 10 B. Trading by Designated Persons. Designated Persons are required to pre-clear any trading in Company securities with the General Counsel (or their designee), and the General Counsel is required to pre-clear any trading in Company securities with the Chief Executive Officer. Pre- clearance is based upon whether the individual is in possession (or might be deemed in hindsight to be in possession) of material non- public information, whether the individual has complied with the individual’s SEC reporting obligations, whether the individual would be subject to disgorgement of short-swing profits under Section 16 of the Exchange Act and whether all other legal requirements have been met from the Company’s point of view. Pre-clearance also serves to ensure that any trades are properly reported to the SEC where required. 1. Blackout Periods. The Company prohibits Designated Persons, and their controlled entities, from trading in Company securities during quarterly “blackout” periods because of their access to the Company’s internal financial statements or other material non-public information regarding the Company’s performance during annual and quarterly fiscal periods. i. Quarterly Blackout Periods. The blackout period for each fiscal quarter begins on the twentieth (20) calendar day of the third fiscal month of each fiscal quarter and continues until forty-eight (48) hours following the public release of that quarter’s earnings (for example, if earnings is publicly released at 4:30 p.m. ET on a Monday, you may commence trading in Company securities, provided you are not in possession of any material non-public information, when the New York Stock Exchange opens on Thursday). ii. Special Blackout Periods. From time to time, the General Counsel may prohibit specific groups of directors, officers or employees of the Company in possession of material non-public information from trading in Company securities until such information is disclosed publicly. 2. Procedure for Pre-Clearance of Trades. A request for pre-clearance should be submitted to the General Counsel (or their designee) at least two (2) business days in advance of the proposed transaction and should include any pertinent information as needed by the Company. The General Counsel (or their designee) is under no obligation to approve a transaction submitted for pre- clearance and may determine, in their sole discretion, not to approve the transaction. If a person seeks pre-clearance and approval to engage in the

Adopted: January 3, 2017 Revised: November 1, 2023 Page 6 of 10 transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. Once pre-clearance is granted, (i) JELD-WEN Directors, Section 16 Officers and Designated Persons who are also members of the senior leadership team must complete the pre-cleared transaction within 24 hours of the approval and (ii) all other Designated Persons must complete the pre- cleared transaction within 48 hours of the approval or such later date given in the approval. If the transaction is not completed within the required time period, pre-clearance of the transaction must be re-requested. 3. Disclaimer of Liability. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non- public information about the Company and should describe fully those circumstances to the General Counsel. Even if a proposed transaction receives pre-clearance approval, you still may not enter into the transaction if you are aware of material non-public information. Neither the General Counsel, his or her designee nor the Company shall be liable for clearing a trade when you are aware of material non-public information, nor for lost profits or opportunities as a result of a failure to pre-clear a trade or plan or timely pre-clear a trade or plan. The Company may place stock transfer restrictions within the third-party platform utilized by the Company to manage its equity grants to prevent transfers until any pre-clearance obligations are met. C. Trading by the Company. Trades by the Company in its own securities, such as stock repurchases, are subject to the same blackout periods as trades by Insiders. Except for trades in Company securities made pursuant to a compliant Rule 10b5-1 plan as described below, employees shall not cause the Company to trade in its own securities without prior clearance from the General Counsel. D. Exceptions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Any exception to this policy may be granted only by the General Counsel.

Adopted: January 3, 2017 Revised: November 1, 2023 Page 7 of 10 PROHIBITION ON HEDGING OR PLEDGING COMPANY SECURITIES Because the Company believes it is improper and inappropriate for Designated Persons to engage in short-term or speculative transactions involving Company securities, the Company prohibits the purchase or sale of financial instruments (including options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock) or other transactions (such as short sales) that are designed to, or that have the effect of, hedging or offsetting any decrease in the market value of Company securities, by Designated Persons. In addition, the Company prohibits pledging of Company stock as collateral by Designated Persons. These prohibitions do not apply to transactions entered prior to the adoption of this policy. TRADING PLANS The U.S. securities laws allow for specific safe harbors from insider trading liability, such as trades pursuant to a written trading plan adopted pursuant to Rule 10b5-1(c) of the Exchange Act. Any JELD-WEN Director, Section 16 Officer or member of the senior leadership team who wishes to implement a Rule 10b5-1 trading plan must first pre-clear the plan with the General Counsel (or their designee). Modifications or amendments to existing Rule 10b5-1 trading plans must also be pre-cleared with the General Counsel (or their designee). As required by Rule 10b5-1, a person may enter into a trading plan only when he or she is not in possession of material non-public information. In addition, a Rule 10b5- 1 trading plan may not be entered into during a blackout period. Any Rule 10b5-1 plan (including modifications or amendments) adopted by a JELD-WEN Director or Section 16 Officer must comply with federal securities laws, including: A. Cooling Off Period. A cooling off period the later of (1) 90 days following plan adoption or modification or (2) two (2) business days after filing of the Company’s Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified. B. Affirmative Statement. A representation that at the time of adoption or modification of a plan you (1) are not aware of any material non-public information of the Company and (2) adopted or modified the plan in good faith and not to evade Rule 10b5-1 prohibitions. C. No Overlapping Plans. Only one trading plan is permitted at a time. Multiple trading plans are not permitted even if the plans cover different time periods.

Adopted: January 3, 2017 Revised: November 1, 2023 Page 8 of 10 TRANSACTIONS WITH THE COMPANY This policy does not apply in the case of the following transactions, except as specifically noted: A. Stock Option Exercises. This policy does not apply to the exercise of an employee or director stock option acquired pursuant to the Company’s compensation plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold or sell shares subject to an option to satisfy tax withholding requirements, provided that, in the case of selling shares, such election was made during an open trading window. This policy does apply, however, to any other sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. B. Restricted Stock Awards. This policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. C. Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this policy. DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION; PROHIBITION AGAINST SELECTIVE DISCLOSURE JELD-WEN is committed to the full, fair, accurate, timely and understandable disclosure of information regarding its historical performance and future prospects to investors in compliance with all applicable securities laws, including the SEC’s Regulation FD, which mandates that public companies avoid selectively disclosing market-sensitive information to participants in the securities markets, and the rules of the New York Stock Exchange. The Company provides public disclosure of information through various means, including publicly noticed webcasts, filed or furnished SEC reports, press releases, social media and other methods of disclosure that are reasonably designed to provide broad, non-exclusionary and non-selective distribution of information to the public. A. Authorized Representatives. Only the Chief Executive Officer, Chief Financial Officer, head of Investor Relations, head of Corporate Communications and in certain circumstances their designees, are authorized to communicate financial or material non-public information regarding the Company to anyone outside of the Company.

Adopted: January 3, 2017 Revised: November 1, 2023 Page 9 of 10 B. Required Approvals. Any communication of financial or material non-public information (or information that may be considered as such) to anyone outside of the Company, including through planned webcasts, SEC reports and press releases, must be reviewed and approved by the head of Investor Relations, head of Corporate Communications, the Chief Financial Officer and the General Counsel in advance. C. Inadvertent or Other Disclosures Outside this Policy. To avoid serious violations of law, any inadvertent disclosure of material non-public information or any disclosure in violation of this policy must be reported immediately to the General Counsel and the head of Investor Relations. The General Counsel and head of Investor Relations will determine any corrective action necessary to comply with Regulation FD and other federal securities laws. D. Quiet Period. The Company will observe a “quiet period,” during which communications with analysts and investors on financial information regarding the quarter (and regarding the full fiscal year during the fourth quarter) will be restricted. The quiet period will begin at the end of the business day on the last business day of the fiscal quarter or year and continue until the Company’s earnings information for the applicable period is made public. However, answers to fact-based questions may be answered via email by a member of Investor Relations, the Chief Financial Officer or the Chief Executive Officer to analysts and investors upon request. Subject to approval by the General Counsel, exceptions may occur based on the need to discuss breaking news or otherwise. E. Analyst Reports. Analyst reports may only be reviewed to correct errors that can be corrected by referring to publicly available, historical factual information or to correct any mathematical errors. F. Media Communications. Any inquiries from the media or press should be referred to Corporate Communications. G. Marketplace Rumors. The Company typically will not comment on marketplace rumors regarding the Company’s operations or potential transactions involving the Company. Examples of such rumors include speculation that the Company is in discussions to acquire another company or that the Company’s quarterly operating results will exceed projections made by securities analysts. Employees who become aware of rumors that they expect could impact the market for the Company’s securities should advise the General Counsel and the Authorized Representatives described above.

Adopted: January 3, 2017 Revised: November 1, 2023 Page 10 of 10 SEC REPORTING U.S. federal securities laws require JELD-WEN directors and Section 16 Officers to make certain filings with the SEC upon becoming a director or Section 16 Officer and in connection with any trading in Company securities (including the grant of equity interests). Under U.S. federal law and Company policy, it is the responsibility of each JELD-WEN director and Section 16 Officer to make all required filings timely. Directors and Section 16 Officers must report all transactions immediately to the General Counsel, who will assist in making these filings. RESPONSIBILITY AND CONSEQUENCES OF VIOLATIONS A. Individual Responsibility. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or JELD-WEN director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. B. Consequences of Violations. In addition to civil and criminal penalties that may be imposed by governmental authorities, such as those described in Section III, an individual’s failure to comply with this policy may subject the individual to disciplinary action by the Company, including termination of employment or service (with or without cause), whether or not the employee’s failure to comply results in a violation of law. IV. Management and Administration: The Company’s General Counsel shall administer this policy. All interpretations and decisions by the General Counsel or their designee shall be final and not subject to further review. The Legal Department will be responsible for the management of this policy. The General Counsel has final authority over this policy. Any requests for changes to the policy should be made to the policy owner. Any changes shall be reviewed and approved in accordance with JELD-WEN’s policy review process then in effect.